Exhibit 10.88

ADDENDUM to EMPLOYMENT AGREEMENT

This Addendum provision (“Addendum”) is for the Employment Agreement (“Agreement”) entered into as of March 15, 2007 (“Effective Date”) between National Investment Managers Inc. (“Company”) and John M. Davis (“Executive”). This addendum is specific to the second term (4/1/08 - 3/31/09) of the Agreement and is entered into as of April 1, 2008 (“Effective Date”).

RECITALS

Company wishes to retain Executive as its President and Chief Operating Officer, and Executive wishes to continue such employment under the terms and conditions set forth in the Agreement with the following revisions effective for the second term.

IT IS AGREED that the following changes/revisions for the second term of the Agreement, are effective as follows:

1.  Base Salary. Executive shall be paid a base salary of Three Hundred Thousand Dollars ($300,000) per annum for the term payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Company’s regular practice.

2.   Bonus - A. Executive shall be eligible to receive an incentive bonus targeted at fifty percent (50%) of Executive’s base salary:

50% based upon the achievement of 2008 EBITDA SBC of $12,005,543.00.

50% based upon attainment of MBOs to be established by the Chief Executive Officer.

3.  Bonus - B. Executive shall be eligible to receive an additional incentive bonus of $100,000 upon an eligible change of control (as defined in the Agreement) OR the attainment of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) adjusted EBITDA SBC for the trailing 12 months at June 30, 2008 or comparable enterprise valuation, payable within 45 days after the occurrence of either event.

4.  Stock Options. Executive shall receive an option grant to purchase 200,000 shares of the Company stock at $0.61 which shall be issued upon the effective date of this Addendum to the Agreement. The options shall vest at the rate of one hundred thousand (100,000) options every six (6) months for the twelve month period (April 18, 2008 to April 17, 2009) immediately following the date of grant, provided that Optionee continues as a full-time employee of the Company; however, this option shall vest immediately upon a change in control (as defined in the Employment Agreement).

The parties have executed this Addendum to the Agreement as of the Effective Date.

By:	/s/ John M. Davis
Name:	John M. Davis
Title:	President and Chief Operating Officer

National Investment Managers Inc.

By:	/s/ Steven Ross
Name:	Steven Ross
Title:	Chief Executive Officer and Director